BALDOR ELECTRIC COMPANY

                             AMENDMENT #1
                                TO THE
                           RIGHTS AGREEMENT



This Amendment #1 to the Rights Agreement (the "Amendment") is made and entered into as of February 5, 1996, by and between Baldor Electric Company, a Missouri corporation(the "Company"), and Wachovia Bank of North Carolina, N.A. (the "Rights Agent").

                               Recitals

1. The Company and the Rights Agent executed a Rights Agreement (the "Rights Agreement") dated May 6, 1988. Any capitalized, but undefined, terms used herein shall have the meaning ascribed to them in the Rights Agreement.

2. Section 9(a) of the Rights Agreement requires the Company to reserve a number of shares of its Common Stock that will be sufficient to permit the exercise in full of all outstanding Rights. The Company cannot determine the number of shares necessary to be so reserved until the Rights become exercisable and the Rights are not now exercisable; accordingly, the Company now desires to amend the Rights Agreement, as provided herein, to modify its obligation to reserve shares of Common Stock.

3. Section 7(a) establishes the Expiration Date and the Final Expiration Date of the Rights based on the earlier to occur of certain events, one of which is set forth in Subsection (a)(i) of Section 7 and is the Close of Business on May 25, 1998. The Company now desires to change the date reference in
    Section 7(a)(i) to May 25, 2008.

4. Section 7(b) of the Rights Agreement provides that the Purchase Price shall initially be $75.00, subject to adjustment as provided in the Rights Agreement. After appropriate adjustments, the Purchase Price is currently $18.50. The Company now desires to amend the Rights Agreement, as provided herein, to increase the Purchase Price.

5. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent are authorized to amend the Rights Agreement without the approval of any holders of Rights Certificates if, prior to the Distribution Date, the Company deems the change to be necessary or desirable, and the Rights Agent determines that such change will not adversely affect its interest under the Rights Agreement. The Company so deems it desirable and in the best interests of the Company and its shareholders to amend and change the provisions of the following:

    a. Section 9(a) of the Rights Agreement, so the Company does not need to reserve any Common Stock for issuance under the rights Agreement until the Rights become exercisable;




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    b. Section 7(a)(i) of the Rights Agreement, to change the expiration date reference therein to May 25, 2008, from May 25, 1998; and

    c. Section 7(b) of the Rights Agreement, to increase the Purchase Price as provided herein. The Rights Agent has determined that such amendments and changes will not adversely affect its interests under the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual agree-ments contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Reservation of Common Stock Amendment. Section 9(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

       "The Company covenants and agrees that, from and after such time as the Rights become exercisable and subject to the provisions of Section 11(b) hereof, it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock, or any authorized and issued shares of Common Stock held in its treasury, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Rights."

2. Change of Expiration Date Amendment. Section 7(a)(i) of the Rights Agreement is hereby amended in its entirety to read as follows:

       "Subject to Sections 7(e) and 23(a) hereof, the registered holder of any Rights Certificate at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof including the certificate contained therein duly executed, to the Rights Agent at the principal corporate trust office of the Rights Agent, together with payment of the Purchase Price for each share of Common Stock as to which the Rights are exercised prior to the earlier of:

           a. the Close of Business on May 25, 2008, subject to the extension as provided in Section 12(c) hereof (the "Final Expiration Date");
           b. the time at which the Rights are redeemed as provided in Section
              23 hereof; or
           c. consummation of a transaction contemplated by Section 12(d) (such earlier time being herein referred to as the "Expiration Date")."

3. Purchase Price Amendment. Section 7(b) of the Rights Agreement is hereby amended in its entirety to read as follows:

       "Effective February 5, 1996, the Purchase Price for each share of Common Stock pursuant to the exercise of a Right shall be $120.00 and shall be subject to adjustment from time to time thereafter as provided in Section 13 hereof and shall be payable in lawful money of the United States of America in accordance with Paragraph (c) below."

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4.  Savings Clause.  All of the provisions of the Rights Agreement not amended by this Amendment shall remain in full force and effect.

5.  Miscellaneous.

    a. This Amendment, as it amends the Rights Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and it supersedes all prior negotiations, commitments, representations, and undertakings of the parties with respect to the subject matter hereof.

    b. This Amendment shall be binding upon and inure to the benefit of the Company, the Rights Agent, and their respective successors and permitted assigns.

    c. This Amendment shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely with such State.

    d. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereto affixed and attested, all on the day and year first above written.



ATTEST:                            BALDOR ELECTRIC COMPANY


By: /s/ Lloyd G. Davis              By: /s/ R. L. Qualls
    ------------------                  ----------------
    Lloyd G. Davis                      R. L. Qualls
    Secretary                           President and Chief Executive Officer



ATTEST:                            WACHOVIA BANK OF NORTH CAROLINA, N.A.


By: /s/ Deborah N. Keaton          By: /s/ Robert W. Seifert
    ---------------------              ---------------------
    Vice President                     Vice President

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                         OFFICER'S CERTIFICATE



The undersigned, Lloyd G. Davis, the duly authorized Secretary of Baldor Electric Company (the "Company"), hereby certifies that, pursuant to Section 26 of the Rights Agreement (the "Rights Agreement") dated May 6, 1988, by and between the Company and Wachovia Bank of North Carolina, N.A., the attached Amendment #1 to the Rights Agreement is in compliance with Section 26 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate as of this 5th day of February, 1996.



                                   /s/ Lloyd G. Davis
                                   ------------------
                                   Lloyd G. Davis
                                   Secretary